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Exhibit 99

NEWS

[LOGO]    Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contacts:	Edward C. Milligan	Samuel B. Hay III
	Chairman & CEO	President & COO
	Main Street Banks	Main Street Banks
	(770) 422-2888	(770) 385-2424

MAIN STREET BANKS ELECTS HAY CHIEF EXECUTIVE OFFICER IN PLANNED MANAGEMENT TRANSITION

ATLANTA, September 8, 2004—Edward C. Milligan, chairman and chief executive officer of Main Street Banks, Inc. (Nasdaq: MSBK), announced that the board of directors elected Samuel B. Hay III to the position of chief executive officer of the company effective January 1, 2005. Hay, 41, has served as chief operating officer of the company since 2000 and as president since 2002. He will continue to serve as chief executive officer of Main Street Bank, the company's principal operating subsidiary.

Milligan, 60, has served as the company's chief executive officer since 1996 and as chairman of the board since 2002. He will continue to serve as chairman of the board of the company and of Main Street Bank. Milligan said, "This transition and its timing have been long-planned and anticipated in our company's management succession plan, and we are extremely fortunate to have a banker of Sam Hay's caliber within the company to assume the position of CEO. I am confident that he will provide outstanding leadership to our growing company."

Hay is a graduate of Davidson College and received his Master of Business Administration degree from the University of North Carolina at Chapel Hill. Hay said, "I have never been more excited about the future of Main Street Banks. We have tremendous depth and growth opportunity as a company, and I look forward to continuing the long tradition of high performance and vibrant growth that has been established under Ed Milligan's leadership. We are fortunate that Ed will continue to play a significant leadership role as chairman of the company, and that we will be able to rely on his wisdom and foresight far into the future."

Milligan received his Bachelor of Business Administration degree from the University of Georgia and is a graduate of The Stonier Graduate School of Banking, Rutgers University.

About Main Street

Main Street Banks, Inc., a $2.1 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 23 banking centers located in eighteen of Georgia's fastest growing communities. Main Street is the largest and highest performing community banking company in the greater Atlanta area.

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MAIN STREET BANKS ELECTS HAY CHIEF EXECUTIVE OFFICER IN PLANNED MANAGEMENT TRANSITION